SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Neogen Corporation

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September 1, 2009

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Neogen Corporation on Thursday, October 8, 2009, at 10:00 a.m. Eastern Time. The Annual Meeting will be held at the University Club of Michigan State University at 3435 Forest Road in Lansing, Michigan.

The Annual Meeting will feature a report on Neogen’s business activities, and voting on the election of directors and other proposals. On the following pages you will find the notice of the Annual Meeting of Shareholders and the proxy statement.

It is important that your shares are represented at the Annual Meeting, regardless of how many shares you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card as soon as possible. Sending a proxy card will not affect your right to vote in person if you attend the meeting.

Sincerely,

James L. Herbert
Chairman & Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

620 Lesher Place

Lansing, MI 48912

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS OF NEOGEN CORPORATION

Date:	October 8, 2009

Time:	10:00 a.m., Eastern Time

Place:	The University Club of Michigan State University, 3435 Forest Road, Lansing, Michigan 48909

Items of Business:

•	The election of three Class I directors, each to serve for a three year term;

•	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010;

•	The consideration of a shareholder proposal, if presented at the meeting; and

•	To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

All shareholders are cordially invited to attend the meeting. At the meeting, you will hear a report on the Company’s business and have a chance to meet the directors and executive officers. A copy of the 2009 Annual Report is enclosed.

Only shareholders of record at the close of business on August 10, 2009 are entitled to notice of and to vote at the meeting.

Your vote is important. Please vote your shares promptly. To vote your shares complete, sign, date and return your proxy card. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.

Richard R. Current

Secretary

September 1, 2009

Neogen Corporation

620 Lesher Place

Lansing, MI 48912

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

October 8, 2009

GENERAL INFORMATION

These proxy materials are provided in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders of Neogen Corporation (the “Annual Meeting”) to be held on Thursday, October 8, 2009 at 10:00 am, local time, at the University Club of Michigan State University, 3435 Forest Road, Lansing, Michigan 48909, and at any adjournment of the meeting. The solicitation will begin on or about September 4, 2009.

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Election of three directors;

•	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010; and

•	A shareholder proposal, if presented at the meeting.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise by the filing of a written notice of revocation with our Secretary, by delivering to our Secretary a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Voting and Solicitation

All shares represented by a properly executed proxy will be voted unless the proxy is revoked. If a choice is specified, it will be voted in accordance with the specification. If no choice is specified, the proxy holders will vote the shares in accordance with the recommendations of the Board of Directors, which are set forth with the discussion of each matter later in this Proxy Statement. With respect to any matter not set forth on the proxy card that properly comes before the Annual Meeting, the proxy holders named in the proxy card will vote as the Board of Directors recommends or, if the Board makes no recommendation, in their discretion.

Under applicable laws and regulations, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the appointment of the Company’s independent registered public accounting firm, but do not have discretion to vote on non-routine matters. The Company believes that the shareholder proposal will be considered a non-routine matter. Therefore, if you do not provide voting instructions your shares will be considered “broker non-votes” with regard to the shareholder proposal because your broker will not have discretionary authority to vote on that proposal.

In summary, the Board recommends that you vote:

•	FOR the election of the nominees for directors;

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010; and

•	AGAINST the shareholder proposal.

All shareholders at the close of business on August 10, 2009, the record date for the meeting, are entitled to vote at the meeting. On August 10, 2009 there were 14,784,795 shares of the Company’s common stock outstanding. For each proposal, each shareholder is entitled to one vote for each share of Neogen Corporation common stock owned at that time.

If you are a shareholder of record, you may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you should indicate your name and title or capacity.

You may also vote in person at the Annual Meeting or may be represented by another person at the meeting by executing a proper proxy designating that person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you will receive instructions from the street name holder that you must follow in order to have your shares voted.

If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the street name holder.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

Broker non-votes on a matter occur when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and no instruction is given. Absent instruction from you, a street name holder may vote your shares in its discretion on the election of directors and ratification of the appointment of Ernst & Young LLP.

In the election of directors, the three nominees receiving the highest number of votes will be elected. The other matters require the affirmative vote of a majority of the votes cast at the meeting. Votes that are withheld with respect to the election of directors and abstentions and broker non-votes on the other matters are not counted as votes cast.

PROPOSALS FOR SHAREHOLDER ACTION

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Company shall have at least five and no more than nine directors, with the exact number to be determined by the Board. The Board of Directors currently is comprised of nine directors. The directors are classified into three classes to serve for the terms set forth next to their names or until their successors have been duly qualified and elected.

Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees named below. Except for Dr. Crowder, all of the nominees for director are currently directors of the Company. The term of Dr. Gordon E. Guyer expires at the Annual Meeting. Dr. Guyer has elected not to pursue an additional term on the Board of Directors. If any nominee becomes unavailable for any reason it is intended that the proxies will be voted for a substitute nominee designated by the Board. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by vote of a majority of the directors then in office for a term expiring at the next Annual Meeting of shareholders.

Nominees	Expiration of Proposed Term
Class I:
Lon M. Bohannon	2012
A. Charles Fischer	2012
Richard T. Crowder, Ph.D.	2012

Directors Continuing in office	Expiration of Term
Class II:
Jack C. Parnell	2010
Robert M. Book	2010
Clayton K. Yeutter, Ph.D.	2010

Class III:
James L. Herbert	2011
G. Bruce Papesh	2011
Thomas H. Reed	2011

Name of Director	Age	Position	Director Since
James L. Herbert	69	Chairman and CEO of the Company, Director	1982
Lon M. Bohannon	56	President and COO of the Company, Director	1996
Thomas H. Reed (2) (3)	64	Director	1995
Robert M. Book (3)	79	Director	1990
A. Charles Fischer (1) (4)	67	Director	2006
G. Bruce Papesh (2)	62	Director	1993
Jack C. Parnell (1) (4)	74	Director	1993
Clayton K. Yeutter, Ph.D. (1) (2) (4)	79	Director	2007

(1)	Member, Compensation Committee
(2)	Member, Stock Option Committee
(3)	Member, Audit Committee
(4)	Member, Nominating Committee

The following is a brief summary of the business experience, for at least the past five years, for each of the nominees for, and for the current members of, the Board of Directors.

Nominees for the Board of Directors:

Lon M. Bohannon is President and Chief Operating Officer of Neogen Corporation. He was elected to the Board of Directors in October 1996. Mr. Bohannon joined Neogen in October 1985 as Vice President of Finance, was promoted to Vice President—Administration and Chief Financial Officer in November 1994 and was named Chief Operating Officer in 1999 and President and COO in 2006. He is responsible for all areas of the Company’s operations except research and corporate development. A certified public accountant, Mr. Bohannon served as Administrative Controller for Federal Forge, Inc., a metal forging and stamping firm, from March 1980 until October 1985, and was associated with the public accounting firm of Ernst & Young from June 1975 to March 1980.

Dr. Richard T. Crowder is nominated for the first time as a member to the Board of Directors. He has more than 40 years of experience in the food, agriculture, and trade industries and currently serves as an adjunct professor of Agricultural Economics at Virginia Tech University. From January 2006 until May 2007, he served as United States Chief Agriculture Negotiator with the rank of Ambassador. Prior to this appointment, he served as Chief Executive Officer of the American Seed Trade Association from 2002 to 2006, for five years as Senior Vice President of International Affairs for DeKalb Genetics Corp. (later acquired by Monsanto) and for two years as Executive Vice President of Armour-Swift-Eckrich. He was appointed by the president to serve from 1989 until 1992 as Under Secretary of the United States Department of Agriculture responsible for international affairs and commodity programs. Dr. Crowder held various senior management positions with The Pillsbury Company (now General Mills) for 14 years including internal board level responsibilities with Burger King Corporation and Steak and Ale Corporation. He currently serves on the Board of Directors of Mendel Biotechnology, Inc. He previously served on the Board of Directors of Soo Line Corporation, Penford Corporation, Commodity Credit Corporation, and Rural Telephone Bank. Dr. Crowder is 70 years of age and holds B.S. and M.S. degrees from Virginia Tech University and a Ph.D. from Oklahoma State University.

A. Charles Fischer served as President and CEO of Dow AgroSciences and as a member of Dow Chemical Company’s Executive Management Team until his retirement in 2004. He was elected to the Board of Directors in October 2006. Mr. Fischer’s career with Dow Chemical spanned 37 years and included assignments in South America, Europe, the Middle East and Africa. He served as president of CropLife International and CropLife America, as chairman of the National FFA Foundation and was associated in various capacities with the Central Indiana Life Sciences Initiative and the Biotechnology Industry Organization.

The Board of Directors recommends a vote FOR the above nominees.

Other current members of the Board of Directors:

James L. Herbert is Chairman of the Board and Chief Executive Officer of Neogen Corporation. Previously he was President, Chief Executive Officer, and a Director of the Company since he joined Neogen in June 1982. He resigned as President, but remained as CEO and was named Chairman in 2006. Prior to joining Neogen he held the position of Corporate Vice President of DeKalb Ag Research, a major agricultural genetics and energy company. He has management experience in animal biologics, specialized chemical research, medical instruments, aquaculture, animal nutrition, and poultry and livestock breeding and production.

G. Bruce Papesh was elected to the Board of Directors in October 1993 and was Secretary from October 1994 to October 1999. Since 1987, Mr. Papesh has served as President of Dart, Papesh & Company Inc., member SIPC and FINRA, an investment consulting and financial services firm. Mr. Papesh also served until October 1, 2001 on the Board of Directors of Immucor, Inc., a publicly traded immunodiagnostics company that manufactures and markets products for the human clinical blood bank industry.

Thomas H. Reed was elected to the Board of Directors in October 1995 and served as Secretary from October 1999 to October 2007. Mr. Reed is a consultant to JBS Packerland, a beef processing company. Formerly he was a special assistant to the President of JBS Packerland. Prior to assuming that position, he served as Vice President of Michigan Livestock Exchange Marketing, a division of Southern States Cooperative, Inc. and prior to that as President and Chief Executive Officer of the Michigan Livestock Exchange. Mr. Reed is a former member of the Board of Directors of the National Livestock Producers Association and is a former chairman of the Michigan State University Board of Trustees.

Robert M. Book was elected to the Board of Directors in November 1990. Since January 1993, Mr. Book has served as President of AgriVista, Inc., a company that provides agricultural consulting and marketing services. He served as President of the Indiana Institute of Agriculture, Food and Nutrition from 1983 through 1992. He was formerly Group Vice President of Agriculture Marketing for Elanco Products Company, a division of Eli Lilly & Co.

Jack C. Parnell was elected to the Board of Directors in October 1993 and as Chairman of the Board in October 2001. In 2006 Mr. Parnell resigned as Chairman, but remained a Director. Since 1991, he has held the position of Governmental Relations Advisor with the law firm of Kahn, Soares and Conway in Sacramento, California. In 1989, Mr. Parnell was appointed by President George H. W. Bush to serve as Deputy Secretary of the U.S. Department of Agriculture. From 1983 to 1989, he served in three different senior governmental positions for the State of California, including Secretary of the California Department of Food and Agriculture from 1987 to 1989. The firm of Kahn, Soares and Conway currently acts as the Company’s government relations advisor. See also “Information about the Board and Corporate Governance matters.”

Dr. Clayton K. Yeutter was first elected to the Board of Directors, in October 2007. Dr. Yeutter has been actively involved in his family’s ranching and cattle feeding operation in Nebraska over his lifetime. Also during that time he has served in sub-cabinet or cabinet level positions under four Presidents of the United States, with his last position as Secretary of Agriculture under President George H. W. Bush. Dr. Yeutter is a former CEO of the Chicago Merchantile Exchange and he has also served on the Boards of Directors of Caterpillar, Texas Instruments, Weyerhaeuser Company, ConAgra Foods and Zurich Financial Services, among several others. He currently serves on the Boards of Directors of American Commercial Lines, Burlington Capital Group, Covanta Holding Company, and the Chicago Climate Exchange.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as the independent registered public accounting firm for the Company for 2010. While not required, we are submitting the appointment to the shareholders for their ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required for ratification. The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the year 2011. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Neogen Corporation and its shareholders.

Relationship with Ernst & Young

Ernst & Young LLP has acted as the Company’s independent registered public accounting firm for more than five years. Ernst & Young LLP has advised that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as auditors. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The fees billed by Ernst & Young LLP with respect to the years ended May 31, 2009 and 2008 were as follows:

	2009	2008
Audit Fees	$254,000	$242,250
Audit-Related Fees	7,000	5,600
Tax Fees	1,899	4,800
All Other Fees	—	—

Audit Fees include amounts billed for the annual audit of the Company’s fiscal year Consolidated Financial Statements, the audit of internal controls over financial reporting, the review of the Consolidated Financial Statements included in the Forms 10-Q, and consultations concerning accounting matters associated with the annual audit. Audit-Related Fees include amounts billed for general accounting consultations and services that are unrelated to the annual audit. It is expected that Ernst & Young LLP will provide similar non-audit services during the fiscal year 2009. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by Ernst & Young LLP other than non-audit services that satisfy a de minimus exception. In the event management wishes to engage Ernst & Young LLP to perform non-audit services, a summary of the proposed engagement is prepared detailing the nature of the engagement, the reasons why Ernst & Young LLP is the preferred provider of the services and the estimated duration and cost of the engagement. The Audit Committee reviews and evaluates recurring non-audit services and their proposed fees as the need arises at their regularly scheduled committee meetings. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chairman or, in his absence, any other member of the Committee, the authority to evaluate and approve projects and related fees if circumstances require approval between meetings of the Committee. Any such approval is reported to the full Committee at its next meeting.

PROPOSAL 3—SHAREHOLDER PROPOSAL

Mr. Michael P. Entis, P.O. Box 1471, Stowe, Vermont 05672, claiming ownership of Neogen Corporation common stock with a value in excess $2,000 for longer than one year, has submitted the following resolution and supporting statement to be included in this proxy statement and has noted his intention to present such resolution for consideration at the annual meeting. The Company disclaims any responsibility for the content of this proposal and the supporting statement, which are presented as received verbatim from the shareholder.

Whereas directors, officers and other employees (“Insiders”) of Neogen Corporation (“Company”) may possess material information that is unavailable to the public (“Insider Information”), and

Whereas the Company’s present policies are minimal regarding Insiders trading Company stock while in possession of Insider Information (“Insider Trading”), and

Whereas the lack of a stringent Insider Trading policy places the Company’s shareholders at a disadvantage while simultaneously placing Insiders at risk of inadvertently contravening relevant laws and regulations,

BE IT THEREFORE RESOLVED that the Board of Directors is instructed to implement a Company Insider Trading Policy, which incorporates the following essential elements:

1.	Insider Information should not be disclosed to anyone except Insiders and Company approved third parties;

2.	Insiders may not place purchase or sell orders (or recommend that related family members or others take such action) in Company securities while in possession of Insider Information;

3.	Insiders may not (a) trade options, warrants, puts and calls or similar instruments in Company securities, (b) sell Company securities “short” or (c) hold Company securities in margin accounts;

4.	Notwithstanding the above-stated restrictions, anyone may exercise options granted to him by the Company and, subject to the restrictions of the Insider Trading Policy and other applicable Company policies, sell shares acquired through exercise of options;

5.	Insiders may only transact in Company securities during the period beginning on the second trading day after the release of the Company quarterly earnings and ending three weeks later (“Window”). The Window may be shortened or closed at the discretion of the Company. Exceptions due to financial hardship may be permitted on a case-by-case basis;

6.	Directors and executive officers of the Company must obtain prior clearance from the Company’s General Counsel, or other person delegated responsibility for pre-clearance of transactions in Company securities;

7.	Insiders are subject to liability for transactions made while in possession of Insider Information, except standing orders under pre-approved 10b5-1 plans.

Statement In Support of Resolution

At the present time, Neogen insiders are permitted to trade in Neogen securities without restriction, except during the period between the close of financial quarters and the public disclosure of those results. Neogen insiders have been known to trade in Neogen securities beyond two months into a quarter while knowingly being in possession of Company information not then available to shareholders at large. This has given the appearance of improper insider behavior and it risks regulatory penalties at a cost to the Company and to all shareholders. Such insider behavior is a violation of good corporate ethics, judgment and modern governance, which the passage of this resolution is intended to resolve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3 FOR THE FOLLOWING REASONS:

The Board of Directors believes it is appropriate to advise shareholders that Mr. Entis has been highly critical of Neogen management on a regular basis for the past several years, leveling charges ranging from inadequate promotion of the Company’s stock to improper national political party affiliation of officers. Nonetheless, the Board of Directors takes the views of shareholders very seriously and has given this proposal careful consideration. After a thorough review of the proposal, the Board has concluded that the proposal is not in the best interests of the Company or its shareholders for the following reasons:

•

The Company already has in place an effective insider trading policy. Many aspects of the proposed policy are already a part of the Company’s stock trading policy, which is attached as Exhibit A to this proxy statement. That policy prohibits disclosure of nonpublic information to anyone except insiders. It further prohibits insiders (as well as family members) from purchasing or selling stock while in possession of insider information. Currently, officers and directors must obtain prior clearance from the Company’s Chief Financial Officer before selling company securities, and the Company’s finance department assists officers and directors to file the required Form 4 and any required Form 5 with the SEC.

•

The trading window contained in the Company’s policy is appropriate. The principal difference between the proposed policy and the Company’s policy relates to the “trading window” during which officers and directors may buy or sell Company stock. The statement of support of the resolution is in error in its description of the Company’s trading window, as the Company’s policy provides that each quarterly trading window closes seven days before the end of the fiscal quarter. Restricting insider trading to four, three-week periods each year could adversely affect the market for the Company’s shares. Many knowledgeable observers believe that short trading windows are destructive of liquidity and therefore a disincentive to officers and directors to hold significant equity positions in the company. Additionally, observers believe that a concentrated window for possible sales can depress the stock price.

•

The Company’s policy has been designed to fit Neogen’s particular circumstances. The Board of Directors has examined the process of the compiling of quarterly financial results at the Company, and believes that the current trading policy, and its trading window periods, appropriately protects against the risk that material, undisclosed information with respect to a financial quarter may be in the possession of management personnel at a time when they are permitted to trade. Throughout the 20 years that Neogen has been a public company, officers and directors have regarded the issue of trading very seriously, as evidenced by the fact that there have been no violations and there have been no accusations or evidence offered of any wrongdoing. The Board of Directors believes it should remain the obligation of the Board to review the Company’s circumstances and establish, monitor and, if necessary, modify trading policies, and that these functions should not be considered obligations of shareholders.

•

The Board of Directors believes that the Company’s policy is normal and customary. The Neogen trading window is very typical of the timing and duration of window periods for companies of similar size. A Company survey of public companies with $100 million to $500 million in revenues located in the Midwestern geographic area, and of all companies headquartered in the Lansing, Michigan area, found that 19 of the 23 companies had trading windows similar to those employed by Neogen. Based on the practices of other, similar publicly held companies, changing Neogen’s present trading window is not indicative of any “modernization of governance.”

•

The Company’s policy has served the Company well for several years. The senior officer and director group of Neogen totals 17 individuals. The current version of the Company’s trading policy has been in effect for six years. There have been no known violations of the existing trading policy and there is no evidence that any officer or director has ever traded Neogen stock based on inside information. The Company’s existing policy has allowed officers and directors to increase their equity positions from year to year. Company records indicate the group in general has owned more shares each year as compared to the prior year. The Board of Directors believes this show of faith is in the best interests of shareholders.

The Board of Directors recommends a vote against Proposal 3 and opposes the proposed policy as not being in the best interests of the Company and its shareholders.

STOCK OWNERSHIP

Principal Shareholders

The following table sets forth certain information, as of August 10, 2009, with respect to beneficial ownership of Common Stock by the only persons known by the Company to be the beneficial owner of more than 5% of Neogen Corporation common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class (%)
Brown Capital Management, Inc.	1,244,206	8.4%
1201 North Calvert Street Baltimore, MD 21202

Barclays Global Investors NA	1,020,874	6.9%
400 Howard Street San Francisco, CA 94105

Riverbridge Partners, LCC	818,203	5.5%
Midwest Plaza West Suite 600 Minneapolis, MN 55402

James L. Herbert (1)	790,255	5.3%
Neogen Corporation 620 Lesher Place Lansing, MI 48912

(1)	Includes 116,294 shares of Common Stock that Mr. Herbert has the right to acquire by exercise of options within 60 days of May 31, 2009. Also includes 129,547 shares held in trust for the spouse of Mr. Herbert.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of Neogen Corporation, common stock as of August 10, 2009 held by the current directors, each nominee for director, the executive officers named in the Summary Compensation Table under “Executive Compensation” and all executive officers and directors as a group.

Name	Number of Shares Owned (1)		Right to Acquire (2)	Total	Percentage of Outstanding Shares
James L. Herbert	673,961	(3)	116,294	790,255	5.3%
Lon M. Bohannon	234,217		43,173	277,390	1.9%
Robert M. Book	12,925		13,750	26,675	*
Richard T. Crowder Ph.D.	—		—	—	*
A. Charles Fischer	—		7,000	7,000	*
Gordon E. Guyer Ph.D.	13,223		10,000	23,223	*
G. Bruce Papesh	2,004		20,500	22,504	*
Jack C. Parnell	22,034		11,502	33,536	*
Thomas H. Reed	1,125		11,250	12,375	*
Clayton K. Yeutter Ph.D.	1,900	(5)	4,000	5,900	*
Edward L. Bradley	82,354	(4)	59,443	141,797	*
Richard R. Current	30,994		22,288	53,282	*
Kenneth V. Kodilla	6,716	(4)	6,101	12,817	*
Joseph M. Madden Ph.D.	14,946		6,900	21,846	*
Anthony E. Maltese	30,595		10,457	41,052	*
Terri A. Morrical	19,375	(4)	11,300	30,675	*
Mark A. Mozola Ph.D.	5,088	(4)	4,801	9,889	*
Paul S. Satoh Ph.D.	13,466		6,300	19,766	*
Executive officers, directors and nominees as a group (18 persons)	1,164,923		365,059	1,529,982	10.1%

*	Less than 1%
(1)	Excludes shares that may be acquired through stock option exercises.
(2)	Includes shares that may be acquired within 60 days of August 10, 2009 upon exercise of options pursuant to Rule 13d-3 of the Securities Act of 1934.
(3)	Includes 129,547 shares held in trust for the spouse of James L. Herbert.
(4)	Includes shares held in Neogen 401-K Plan.
(5)	Includes shares held in trust for spouse of Clayton Yeutter and shares in IRA account.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Neogen Corporation is managed under the direction of its Board of Directors. The Board conducts its business through meetings of the Board and its committees. The Board held five meetings, and there were a total of 7 committee meetings during fiscal 2009. Each director attended more than 75% of the total meetings of the Board and the committees on which he served in 2009, with the exception of Dr. Guyer who missed one Board meeting and two meetings of the audit committee. Directors are expected to attend the Annual Meeting of shareholders unless they have a schedule conflict or other valid reason. All the current Board members attended the 2009 Annual Meeting.

Independent Directors

A director is not considered to be independent unless the Board determines that he meets the Nasdaq independence rules and has no material relationship with Neogen Corporation, either directly or through any organization with which he is affiliated that has a relationship with Neogen Corporation. Based on a review of the responses of the directors to questions about employment history, affiliation and family and other relationships and on discussions with the directors, the Board has concluded that non-employee directors are independent. As members of management, James L. Herbert, Chairman and Chief Executive Officer and Lon M. Bohannon, President and Chief Operating Officer, are not independent.

Board Committees

The Board has four committees. The current membership, number of meetings held during 2009 and the function performed by each of these committees are described below. None of the members of any of the committees is or ever has been an employee of the Company. The Board has determined that each committee member meets the independence standards for that committee within the meaning of applicable Nasdaq and SEC regulations.

Audit Committee—Mr. Reed (Chair), Mr. Book and Dr. Guyer currently are members of the Audit Committee. The Audit Committee met five times during 2009 and oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. Further information regarding the role of the Audit Committee is contained in its charter that is available in the “Investor Relations” section of the Company’s website at www.neogen.com. For further information, see “Audit Committee Report” in this Proxy Statement. The Board has determined that Mr. Reed is an “audit committee financial expert” for purposes of applicable SEC rules.

Compensation Committee—Mr. Parnell (Chair) and Mr. Fischer currently are members of the Compensation Committee, which met once during 2009. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers prior to the beginning of each year, evaluates current year performance in light of those goals and establishes compensation levels for the upcoming year, including salary and bonus targets. Except in the case of the Chief Executive Officer, management provides recommendations to the Compensation Committee concerning compensation for officers. The Compensation Committee does not have a charter.

Stock Option Committee—Mr. Papesh (Chair), Mr. Book and Mr. Reed currently are members of the Stock Option Committee, which met once during 2009. The purpose of the Stock Option Committee is to assist the Board in discharging its overall responsibilities relating to the Neogen Corporation Stock Option Plan. Except in the case of the Chief Executive Officer, management provides recommendations to the Stock Option Committee concerning stock option awards for officers and employees. For further information, see “Compensation Discussion and Analysis” in this Proxy Statement.

Nominating Committee—Mr. Book (Chair) and Mr. Parnell currently serve on the Nominating Committee. The Nominating Committee, which met once during 2009 (as a part of the meeting of the whole of the Board of Directors with Mr. Herbert and Mr. Bohannon abstaining from deliberations and voting during such meetings), makes recommendations to the Board regarding individuals for nomination as director. For further information, see the charter of the Nominating Committee that is available in the “Investor Relations” section of the Company’s website at www.neogen.com. When seeking to identify an individual to become a director to fill a new position or vacancy, the Nominating Committee will consult with incumbent directors, management and others. The Nominating Committee will consider, among other factors, the background and reputation of potential candidates in terms of character, personal and professional integrity, business and financial experience and acumen, how a person would complement the other directors in providing a diversity of expertise and experience and a person’s availability and willingness to devote sufficient time to Board duties. Shareholders may recommend director candidates for consideration by the Nominating Committee by writing to the Secretary at 620 Lesher Place, Lansing, Michigan 48912, giving the candidate’s name, relationship, if any, to the shareholder making the recommendation, biographical data and qualifications. The submission should also include a statement from the candidate consenting to being considered and, if nominated and elected, to serving as a director.

Management’s Role in Determining Executive Compensation

The Compensation Committee makes all final decisions regarding officer compensation. Management’s involvement in executive compensation is typically for the Chief Executive Officer to make recommendations on compensation for those other than himself. No member of the Compensation Committee has served as an officer or employee at any time. No executive officer serves as a member of the compensation committee of any other company that has an executive officer serving as a member of Neogen Corporation’s Board of Directors. None of Neogen Corporation’s executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee.

Lead Director/Executive Sessions of Non-Management Directors

Mr. Parnell has been designated the lead independent director, with responsibility for coordinating the activities of the other independent directors. Mr. Parnell chairs all executive sessions of the Board. Mr. Herbert and Mr. Bohannon do not attend the executive sessions except that either officer may attend a portion of any session upon request. At least one executive session is held yearly.

Contacting the Board of Directors

Shareholders and other interested persons may communicate directly with the Board on a confidential basis by mail to Board of Directors, Neogen Corporation, 620 Lesher Place, Lansing, Michigan 48912 Attention: Board Secretary. All such communications will be received directly by the Secretary of the Board and will not be screened or reviewed by any other Neogen Corporation employee.

Code of Conduct and Ethics

Neogen Corporation has adopted a Code of Conduct applicable to all Neogen Corporation employees, officers and directors, including specifically the Chief Executive Officer, Chief Financial Officer and Corporate Controller, in the performance of their duties and responsibilities. The Code of Conduct is posted on the Company’s website at www.neogen.com in the “Investor Relations” section and will be mailed to any shareholder upon request to the Secretary at 620 Lesher Place, Lansing, Michigan 48912.

Certain Relationships and Related Party Transactions

The Board of Directors acting as a committee of the whole approves or ratifies transactions involving directors, executive officers or principal shareholders, or members of their immediate families or entities controlled by any of them, or in which they have a substantial ownership interest, in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Board of any such transaction that is proposed to be entered into or continued and seeks approval. In the event any such transaction is proposed for which a decision is required prior to the next regularly scheduled meeting of the Board, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Board at its next meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Named executive officers (“NEOs”) for SEC reporting purposes are:

Name	Title
James L. Herbert	Chairman & Chief Executive Officer
Lon M. Bohannon	President & Chief Operating Officer
Richard R. Current	Vice President & Chief Financial Officer & Secretary
Edward L. Bradley	Vice President Food Safety Operations
Terri A. Morrical	Vice President Animal Safety Operations

Brief biographies of the NEOs, except Mr. Herbert and Mr. Bohannon follow. Biographies of Mr. Herbert and Mr. Bohannon, who are also Directors of the Company, are included in “Proposal I Election of Directors.”

Edward L. Bradley, age 49, joined Neogen in February 1995 as Vice President of Sales and Marketing for AMPCOR Diagnostics, Inc. In June 1996, he was made a Vice President of Neogen Corporation. Currently, Mr. Bradley is responsible for all activities focused on food safety products on a worldwide basis except Research and Development and European operations. From 1988 to 1995, Mr. Bradley served in several sales and marketing capacities for Mallinckrodt Animal Health, including the position of National Sales Manager responsible for 40 employees in its Food Animal Products Division. Prior to joining Mallinckrodt, he held several sales and marketing positions for Stauffer Chemical Company.

Richard R. Current, age 65, joined the Company in November 1999 as Vice President & Chief Financial Officer. In October 2007, he was given the added title of Secretary. Prior to joining Neogen, Mr. Current served as Executive Vice President and Chief Financial Officer of Integral Vision, Inc. from 1994 to 1999 and as Vice President and Chief Financial Officer of the Shane Group, Inc., a privately held company, from 1991 to 1994. Mr. Current was associated with the public accounting firm of Ernst & Young for 24 years and served as Managing Partner of the Lansing, Michigan office from 1986 to 1991.

Terri A. Morrical, age 44, joined Neogen Corporation on September 1, 1992 as part of the Company’s acquisition of WTT, Incorporated. She has directed most aspects of the Company’s Animal Safety operations since she joined the Company and currently serves as Vice President in charge of all of the Company’s Animal Safety operations. From 1986 to 1991, she was Controller for Freeze Point Cold Storage Systems and concurrently served in the same capacity for Powercore, Inc. In 1990, she joined WTT, Incorporated as Vice President and Chief Financial Officer and then became President, the position she held at the time Neogen acquired the business.

Compensation Objectives

Neogen executive compensation programs are designed to be aligned with shareholder value creation and are structured to reward individual and organizational performance and be simple, concise and understandable. A significant percentage of each NEO’s compensation consists of variable pay.

The primary objectives of the compensation programs covering NEOs are to:

•	Attract, retain and motivate highly talented executives who will drive the success of the business;

•	Align incentives with the achievement of measurable corporate, business unit and individual performance objectives based on financial and non-financial measures, as appropriate;

•	Provide overall compensation that is considered equitable to the employee and the company; and

•	Ensure reasonable, affordable and appropriate compensation program costs.

Compensation Elements

The primary pay elements provided to NEOs are:

•	Base salary;

•	Annual bonus delivered through short-term bonus plans; and

•	Equity-based long-term incentive compensation delivered in the form of stock option grants.

Other pay elements include health and welfare benefits plans under which the NEOs receive similar benefits to those provided to all other eligible U.S.-based employees, such as medical, life insurance and disability coverage.

The Compensation Committee is provided materials by management regarding the various compensation elements of each NEO’s compensation package. The Committee makes decisions about each compensation element in the context of each NEO’s total pay package. Positions at higher levels at Neogen Corporation generally have a greater emphasis on variable pay elements of bonus and stock options, although no specific formula, schedule or tier is applied in establishing compensation “mix”.

Each of the compensation elements and its purpose is further described below.

Base Salary: Base salary is intended to compensate the executive for the basic market value of the position, time in the position and the relation of that position to other positions in the Company. Each NEO’s salary and performance is reviewed annually. Factors considered in determining the level of executive pay include the role and responsibilities of position, performance against expectations and an individual’s job experience or unique role responsibilities.

Base salary rate increases from 2008 to 2009 are shown in the following table. Actual earned salary for 2009 is shown in the “Salary” column of the Summary Compensation Table.

Base Salary

Name	2009 Salary Rate	2008 Salary Rate	Percent Increase
James L. Herbert	$310,000	$290,000	6.9%
Lon M. Bohannon	215,000	205,000	4.9%
Richard R. Current	156,000	150,000	4.0%
Edward L. Bradley	142,600	135,000	5.2%
Terri A. Morrical	141,500	135,000	4.8%

Mr. Herbert’s compensation is based on factors including the level of business performance in 2008, historical salary increases and time in position. Other NEOs’ compensation was based on the scope of their responsibilities, the level of performance in 2008 and time in position.

Annual Bonus: Annual bonuses are intended to motivate and reward executives based on total Company performance in the case of Mr. Herbert, Mr. Bohannon and Mr. Current, and the performance of the businesses for which the other NEOs are responsible and performing at a satisfactory level on a subjective basis. The bonus potential is established in the same general manner as salaries, with the view that, if the full potential is attained, each NEO’s total cash compensation should be reasonable, taking into account the scope of the individual’s responsibility, time in the position and overall level of performance in the role. Bonuses are generally paid in November of the fiscal year following the fiscal year in which they are earned. Bonuses related to the 2008 fiscal year that were paid between November of 2008 and March 2009 were as follows:

Annual Bonus

Name	Target Value	Actual Payments	Payment as Percentage of Target
James L. Herbert	$150,000	$150,000	100%
Lon M. Bohannon	80,000	80,000	100%
Richard R. Current	30,000	33,000	110%
Edward L. Bradley	40,000	40,000	100%
Terri A. Morrical	28,000	28,000	100%

The final determination of the actual bonuses paid included a subjective evaluation of each individual’s performance in light of the competitive environment in the businesses for which he or she had responsibility, other challenges faced by him or her and other significant achievements during the year.

The Chief Executive Officer made recommendations and provided rationale to the Compensation Committee regarding the bonus payout for each other officer. The Compensation Committee reviewed these recommendations and then acted to approve the bonuses paid in the 2009 fiscal year. The Compensation Committee reviewed and acted to approve the bonus payment for the Chief Executive Officer in the 2009 year.

Long-term Incentive Compensation: The objectives of the long-term incentive portion of the compensation package are to:

•	Align the personal and financial interests of management and other employees with shareholder interests;

•	Balance short-term decision-making with a focus on improving shareholder value over the long term;

•	Provide a means to attract, reward and retain a skilled management team; and

•	Provide the opportunity to build a further ownership position in Neogen Corporation stock.

The long-term incentive mechanism at Neogen Corporation has been and continues to be stock option awards, the ultimate value of which is dependent on increases in the Company’s stock price. Stock options are granted to provide employees with a personal financial interest in the Company’s long-term success, encourage retention and enable Neogen Corporation to compete for the services of new employees in a competitive market. Neogen Corporation continues to believe that stock options are the most appropriate means to accomplish long-term incentive objectives.

The stock option program is designed to deliver competitive long-term awards while incurring a minimal level of expense and shareholder dilution relative to other long-term incentive programs. Neogen Corporation’s compound growth rate in stock price has been 14% over the past 5 years. It is the Company’s view that stock options represent the optimal use of the corporate resources and the best way to achieve the objectives of the long-term compensation element.

Neogen Corporation maintains one equity-based long-term incentive plan that has been previously approved by shareholders—the Neogen Corporation 2007 Stock Option Plan, as amended.

In general, options granted by Neogen Corporation are incentive options with five-year lives that vest 20% per year following the year of grant. Certain incentive options are converted to non-qualified options when IRS limitations for incentive options are exceeded. Prior to 2006 these re-characterized options carried three year vesting provisions and ten-year terms. For 2006 and subsequent, the nonqualified options retain the same vesting life provisions as qualified options. A small number of nonqualified stock options, with up to ten-year terms and vesting 33% per year for the three years following the year of grant are granted to Directors. In all cases grant prices are equal to the closing price on the day of the grant. Neogen Corporation does not reprice options and does not “reload”—which means the recipient is only able to exercise the number of shares in the original stock option grant. Neogen Corporation’s practice has been to make an annual award to the majority of recipients as well as rare hire-on awards to select new hires.

Annual stock option grants are made at the discretion of the Stock Option Committee, with the exception of non-employee director awards that are granted under the terms of the Stock Option Plan. Management makes recommendations to the Stock Option Committee as to the stock option award levels and terms. The determination with respect to the number of options to be granted to any particular participant is ultimately subjective in nature. While no specific performance measures are applied, factors considered in determining the number of options to be awarded to an individual include his or her level of responsibility and position within the Company, demonstrated performance over time, value to Neogen Corporation’s future success, historic grants, retention concerns and, in the aggregate, share availability under the plan and overall Company expense and shareholder dilution from awards. Management provides the Stock Option Committee information on grants made in the past three years and the accumulated value of all stock option awards outstanding to each NEO.

The table below shows the size of the 2009 stock option grants to each of the NEOs.

Name	Number of Options	Compensation cost Recognized for 2009 Grants (1) (2)
James L. Herbert	45,000	$178,119
Lon M. Bohannon	26,000	190,196
Richard R. Current	15,000	107,896
Edward L. Bradley	15,000	105,410
Terri A. Morrical	14,500	107,569

(1)	Represents 2009 FAS Statement 123R compensation cost recognized by the Company for stock option awards.
(2)	The stock option FAS 123R values throughout this Proxy Statement have been calculated using the Black-Scholes option pricing model and the assumptions in the following table:

Black-Scholes Model Assumptions (a)	2009	2008	2007	2006	2005
Risk-free interest rate	2.3%	4.6%	4.7%	4.9%	3.3%
Expected dividend yield	0%	0%	0%	0%	0%
Expected stock price volatility	32.8%	34.2%	46.6%	44.5%	44.50%
Expected option life	4 Years	4 Years	4 Years	4 Years	4 Years

(a)	The risk-free interest rate is based on the US Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

Retirement Plans: A defined contribution plan, the Neogen Corporation 401(k) Retirement Savings Plan (“401(k) Plan”) is available to all eligible U.S. employees including all NEOs. Under the 401(k) Plan, Neogen Corporation matches dollar per dollar of the first 3%, and fifty cents per dollar of the next 2% of pay contributed by the employee up to the Internal Revenue Code limits. Matching contributions to the 401(k) Plan are vested immediately upon payment.

Health and Welfare Benefits Plans: Benefits such as medical, life insurance and disability coverage are provided to each NEO under benefits plans that are provided to all eligible U.S.-based employees. The benefits plans are part of the overall total compensation offering to be competitive and provide health care coverage for employees and their families. The NEOs have no additional Company-paid health benefits. Similar to all other employees, NEOs have the ability to purchase supplemental life, dependent life, long-term care insurance, dental and accidental death and dismemberment coverage through the Company. The value of these benefits is not included in the Summary Compensation Table since they are purchased by each NEO and are made available to all U.S. employees. No form of post-retirement health care benefits is provided to any employee.

Perquisites: The values of perquisites and other personal benefits for 2009 are included in the “All Other Compensation” column of the Summary Compensation Table. In general the value of perquisites granted to NEOs is considered to be de minimis.

2002 Employee Stock Purchase Plan: Employees in the U.S. are permitted to voluntarily purchase Neogen Corporation stock at a 5% discount through after-tax payroll deductions under the Employee Stock Purchase Plan (“ESPP”) as a way to facilitate employees becoming shareholders of Neogen Corporation. The ESPP purchases stock bi-annually for participants through a third-party plan administrator. With the exception of Mr. Herbert, all NEOs are eligible to participate in the plan.

Executive and Non-Employee Director Stock Ownership Policy

Neogen Corporation has a stock ownership policy in place for all corporate officers, including the NEOs, and Directors. This reflects the Company’s conviction that all senior executives should have meaningful actual share ownership positions in the Company in order to reinforce the alignment of management and shareholder interests. The ownership policy was adopted by the Board of Directors at its meeting in July 2007. It is expected that the Compensation Committee will periodically review the policy requirements to ensure they continue to be reasonable and competitive.

The ownership requirements are:

Position	Market Value of Stock Owned	Expected Time Period to Comply
Non-Employee Directors	2 times annual cash fees paid	5 years

Chief Executive Officer	2 times annual salary, including bonus	3 years

Corporate Officers	2 times annual salary, including bonus	5 years

Stock owned includes shares owned outright, including 401(k) Plan shares, but does not include stock options. As of May 31, 2009, all non-employee directors and all NEOs are at or above the applicable stock ownership requirement or within the expected time period to comply.

Employment Agreements and Severance Policy

Neogen Corporation does not provide employment or severance agreements. The Company maintains a discretionary severance practice for all eligible employees, which could potentially include the NEOs. The discretionary practice provides for payments as determined by the Company as circumstances warrant.

Chief Executive Officer Compensation

Compensation Information: For purposes of its review of Mr. Herbert’s pay in fiscal 2009, the Compensation Committee considered the following criteria:

•	The success of the Company in the past year;

•	The success of the Company over an extended period; and

•	The importance of Mr. Herbert to the continued success of the Company.

Base Salary: Mr. Herbert’s salary increased to $310,000 in the 2009 year. Base salary determinations include consideration of the level of business performance in 2008, historical base salary increases and time in the position and take into consideration all forms of compensation earned, including long term incentive compensation earned.

Annual Bonus: Mr. Herbert achieved 100% of his 2009 bonus objectives resulting in a $150,000 payout based on accomplishments during the year. Mr. Herbert’s bonus payout was $150,000 in 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis and, on the basis of such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Jack C. Parnell

A. Charles Fischer

Members of the Compensation Committee

EXECUTIVE COMPENSATION

The table sets forth information regarding all elements of the compensation paid to Neogen Corporation’s principal executive officers, principal financial officer and two other most highly compensated executive officers (the “NEOs”) for fiscal year 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total
James L. Herbert,	2009	$310,000	$150,000	$178,119	$—	$9,586	$647,705
Chairman & Chief Executive Officer	2008	290,000	150,000	194,679	—	8,575	643,254
	2007	275,000	150,000	176,677	—	7,508	609,185

Lon M. Bohannon,	2009	215,000	80,000	190,196	—	8,450	493,646
President & Chief Operating Officer	2008	205,000	75,000	198,759	—	8,050	486,809
	2007	195,000	70,000	184,080	—	7,651	456,731

Richard R. Current,	2009	156,000	33,000	107,896	—	7,655	304,551
Vice President & Chief Financial Officer	2008	150,000	30,000	111,909	—	6,075	297,984
	2007	145,000	30,000	103,706	—	7,097	285,803

Edward L. Bradley,	2009	142,000	—	105,410	40,000	5,757	293,167
Vice President Food Safety Operations	2008	135,000	—	107,915	35,000	5,474	283,389
	2007	128,600	—	96,630	24,200	4,429	255,859

Terri A. Morrical,	2009	141,500	—	107,569	28,000	6,241	283,310
Vice President Animal Safety Operations	2008	135,500	—	110,896	24,000	5,897	276,293
	2007	131,000	—	101,612	24,000	5,466	262,078

(1)	SEC rules require separation of the discretionary and formulaic aspects of annual bonus payments into the two separate columns—Bonus and Non-Equity Incentive Plan Compensation.
(2)	Amounts represent compensation cost recognized based on FAS 123R related to stock option awards. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation”. The following table sets forth the 2009 compensation cost recognized for 2009 awards or the portion of awards vested in 2009 from prior grants as shown in the “Option Awards” column:

Option Awards

Name	2009 Awards	2008 Awards	2007 Awards	2006 Awards	2005 Awards	Total
James L. Herbert	$73,890	$88,365	$8,530	$1,274	$6,060	$178,119
Lon M. Bohannon	42,692	49,320	40,944	30,576	26,664	190,196
Richard R. Current	24,630	28,770	22,178	16,562	15,756	107,896
Edward L. Bradley	24,630	28,770	22,178	15,288	14,544	105,410
Terri A. Morrical	23,809	28,770	23,884	16,562	14,544	107,569

(3)	Includes 401 (k) Plan and Employee Stock Purchase Plan matching contributions on account of the 2009 fiscal year. See “Compensation Discussions and Analysis—Compensations Elements” for additional information on these amounts.

The following table indicates the “mix” of total direct compensation for the NEOs in 2009 based on salary, total bonus payment and the FAS 123R compensation expense of 2009 option awards:

Name	Salary	Annual Bonus	Stock Option Grant-Date Value using Black-Scholes (1)
James L. Herbert	$310,000	$150,000	$369,450
Lon M. Bohannon	215,000	80,000	213,460
Richard R. Current	156,000	33,000	123,150
Edward L. Bradley	142,000	40,000	123,150
Terri A. Morrical	141,500	28,000	119,045

(1)	Calculations use grant-date fair value based on FAS 123R for 2009 stock options grants. For purposes of this table, the calculations do not attribute the compensation cost to the requisite vesting period.

Grants of Plan-Based Awards

This table sets forth additional information regarding the range of option awards granted to the NEOs in 2009 that are disclosed in the Summary Compensation Table.

Name	Grant Date (1)	Number of Securities Underlying Options	Exercise of Base Price of Options Awards (2)	Closing Market price on Date of Grant	Grant-date Fair Value of Options Awards (3)
James L. Herbert	8/15/2008	45,000	$27.28	$27.28	$369,450
Lon M. Bohannon	8/15/2008	26,000	27.28	27.28	213,460
Richard R. Current	8/15/2008	15,000	27.28	27.28	123,150
Edward L. Bradley	8/15/2008	15,000	27.28	27.28	123,150
Terri A. Morrical	8/15/2008	14,500	27.28	27.28	119,045

(1)	Grant Date pertains to the 2009 stock options awards.
(2)	In accordance with the terms of the 2007 Plan, these options were granted at 100% of the closing market price on the day of the grant. Options have a five-year term and generally become exercisable as to 20% of the shares on each of the five anniversary dates of the grant.
(3)	Represents grant-date value based on FAS 123R for 2009 option grants. For information on 2009 valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term, Incentive Compensation”.

Outstanding Equity Awards at Fiscal Year-End

This table sets forth information as to unexercised options that were held by the NEOs at May 31, 2009.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
James L. Herbert
	71,534	—	$10.13	10/10/13
	1,200	300	13.63	12/21/09
	6,000	—	13.63	12/21/14
	360	240	12.27	10/31/10
	900	—	12.27	10/31/15
	1,500	4,500	13.53	11/3/11
	2,660	16,332	20.33	8/9/12
	10,238	35,268	20.33	8/9/12
	—	3,666	27.28	8/15/13
	—	41,334	27.28	8/15/13

	97,185	101,640
Lon M. Bohannon
	16,400	—	$13.63	12/21/14
	5,033	1,320	13.63	12/21/09
	3,207	3,207	12.27	10/31/10
	9,328	—	12.27	10/31/15
	4,149	17,739	13.53	11/3/11
	6,889	3,861	13.53	11/3/11
	—	5,043	20.33	8/9/12
	7,200	23,757	20.33	8/9/12
	—	3,667	27.28	8/15/13
	—	22,333	27.28	8/15/13

	52,206	80,927
Richard R. Current
	1,188	1,188	$13.63	12/21/09
	1,542	3,087	12.27	10/31/10
	3,929	—	12.27	10/31/15
	2,988	11,700	13.53	11/3/11
	1,241	—	13.53	11/3/11
	—	8,507	20.33	8/9/12
	4,200	8,294	20.33	8/9/12
	—	3,536	27.28	8/15/13
	—	11,464	27.28	8/15/13

	15,088	47,776
Edward L. Bradley
	19,019	—	$10.13	10/10/13
	1,184	1,184	13.63	12/21/09
	12,083	—	13.63	12/21/14
	1,440	2,880	12.27	10/13/10
	10,800	—	12.27	10/31/15
	3,485	11,700	13.53	11/3/11
	1,215	—	13.53	11/3/11

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
	—	8,634	20.33	8/9/12
	4,200	8,166	20.33	8/9/12
	—	3,536	27.28	8/15/13
	—	11,464	27.28	8/15/13

	53,426	47,564
Terri A. Morrical
	4,478	1,183	$13.63	12/21/09
	3,120	3,120	12.27	10/31/10
	3,471	12,600	13.53	11/3/11
	4,929	—	13.53	11/3/11
	—	7,890	20.33	8/9/12
	4,200	8,910	20.33	8/9/12
	—	3,437	27.28	8/15/13
	—	11,063	27.28	8/15/13

	20,198	48,203

(1)	Vesting schedules for Incentive Stock Options are 20% of the shares on each of the first five anniversary dates of the grant. Non-Qualified options that result from Incentive Stock Option grants in excess of allowable amounts had various vesting schedules prior to 2006.

Option Exercises and Stock Vested

This table sets forth information with respect to option exercises by the NEOs during 2009.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
James L. Herbert	3,072	$44,251
Lon M. Bohannon	16,869	261,073
Richard R. Current	2,649	38,861
Edward L. Bradley	2,946	43,218
Terri A. Morrical	51,453	843,946

(1)	Represents the difference between the exercise price and the closing price of the Common Stock as reported as the NASDAQ-GS closing price on the exercise date.

As of May 31, 2009, each NEO holds the following unvested stock options from the 1997 Stock Option Plans that, under the terms of the plan and at the discretion of the Board of Directors, could be vested upon the occurrence of certain significant corporate transactions such as a merger or other business combination.

Name	Number of Unvested Options (1)	Underlying Unrealized Value of Unvested Options
James L. Herbert	101,640	$131,399
Lon M. Bohannon	80,927	275,498
Richard R. Current	47,776	168,448
Edward L. Bradley	47,564	166,390
Terri A. Morrical	48,203	176,385

(1)	The unrealized value of unvested options was calculated by multiplying the number of shares underlying unvested options by the closing price of the stock as of May 31, 2009 ($20.04), less the exercise price of the unvested option grants

Pension Benefits

Neogen Corporation sponsors no defined benefits plans, therefore, none of the NEOs participate in a defined benefit plan sponsored by Neogen Corporation.

COMPENSATION OF DIRECTORS

Director Compensation

This table sets forth information regarding compensation paid during 2009 to directors who were not employees.

Name	Option Awards (1)	All Other Compensation	Total
Robert M. Book	$16,073	$—	$16,073
A. Charles Fischer	24,603	—	24,603
Gordon E. Guyer Ph.D.	16,073	—	16,073
G. Bruce Papesh	16,073	—	16,073
Jack C. Parnell	16,073	11,250	27,323
Thomas H. Reed	16,073	—	16,073
Clayton K. Yeutter Ph.D.	18,717	—	18,717

(1)	Amounts represent 2009 compensation cost recognized based on FAS 123R related to stock option awards during 2009 and prior years. For information on valuation assumptions, see “Compensation Discussion and Analysis—Compensation Elements—Long-term Incentive Compensation.” The following table sets for the 2009 compensation cost recognized for 2009 awards and the portion of awards vested in 2009 from prior grants as shown in the “Option Awards” column.
(2)	Amount represents a retainer paid to the law firm of Kahn, Soares and Conway for consulting services. Mr. Parnell is a member of this firm . The Company has not used services of Kahn, Soares and Conway in excess of the levels allowed for in the retainer since prior to fiscal 2002 and does not expect to exceed those levels in the future.

Option Awards

Name	2009 Awards	2008 Awards	2007 Awards	Total
Robert M. Book	$4,833	$5,558	$5,687	$16,073
A. Charles Fischer	4,833	5,558	14,217	24,603
Gordon E. Guyer Ph.D.	4,833	5,558	5,687	16,073
G. Bruce Papesh	4,833	5,558	5,687	16,073
Jack C. Parnell	4,833	5,558	5,687	16,073
Thomas H. Reed	4,833	5,558	5,687	16,073
Clayton K. Yeutter Ph.D.	4,833	13,883	—	18,717

The grant-date fair value based on FAS 123R of the stock option awards granted in 2009, the FAS 123R compensation cost recognized for 2009 grants and outstanding option awards at May 31, 2009 were:

Name	Grant-Date Fair Value based On FAS 123 R Of 2009 Grants	Compensation Cost Recognized for 2009 Grants	Option Awards Outstanding at May 31, 2009
Robert M. Book	$14,500	$4,833	16,750
A. Charles Fischer	14,500	4,833	11,500
Gordon E. Guyer Ph.D.	14,500	4,833	13,000
G. Bruce Papesh	14,500	4,833	23,500
Jack C. Parnell	14,500	4,833	14,502
Thomas H. Reed	14,500	4,833	14,250
Clayton K. Yeutter Ph.D.	14,500	4,833	7,000

Until August 1, 2007, the Company did not pay director’s fees to any director for attendance at meetings of the Board or standing committees. Effective August 1, 2007 directors are paid $1,000 for each Board meeting attended and $500 for each committee meeting attended. All non-employee directors are granted non-qualified options to purchase 5,000 shares of Common Stock when first elected to the Board of Directors and non-qualified options to purchase 2,000 shares of Common Stock upon subsequent election to, or commencement of annual service on, the Board of Directors. The options expire ten years after the date of grant and vest over three years in equal annual installments commencing with the first anniversary of the date of grant. All directors are eligible to receive reimbursement for all ordinary travel expenses related to attendance at Board or committee meetings.

AUDIT COMMITTEE REPORT

The undersigned constitute the Audit Committee of the Board of Directors of Neogen Corporation. The committee serves in an oversight capacity and is not intended to be part of the Company’s operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the Consolidated Financial Statements, the financial reporting process and internal control over financial reporting. Neogen’s independent registered public accounting firm is responsible for performing independent audits of the Consolidated Financial Statements and an audit of management’s assessment of internal control over financial reporting. The Committee monitors and oversees these processes. The Committee also approves the selection and appointment of Neogen’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the shareholders.

In this context, the Committee met and held discussions with management and Ernst & Young LLP throughout the year and reported the results of our activities to the Board of Directors. Specifically the following were completed:

•	Reviewed and discussed the audited financial statements for the fiscal year ended May 31, 2009 with Neogen’s management;

•	Discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as amended; and

•

Received written disclosure regarding independence from Ernst & Young LLP as required by applicable requirements of the PCAOB for independent auditor communications with audit committees concerning their independence and discussed with Ernst & Young LLP its independence.

Based on the above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s fiscal year 2009 annual report on Form 10-K and the Company’s annual report to shareholders.

Submitted by:

Thomas Reed

Robert Book

Gordon Guyer

Members of the Audit Committee

ADDITIONAL INFORMATION

Shareholder Proposals for the 2010 Annual Meeting

Shareholders proposals intended to be presented at the annual meeting of shareholders in the year 2010 and that a shareholder would like to have included in the Proxy Statement and form of proxy relating to that meeting must be received by Neogen Corporation for the consideration not later than May 11, 2010 to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2010 must be received by Neogen Corporation not later than May 11, 2010 or they will be considered untimely.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires beneficial owners of more than 10% of Neogen Corporation Common Stock, among others, to file reports with respect to changes in their ownership of Common Stock. During fiscal 2009, to the Company’s knowledge, none of the directors, executive officers and 10% shareholders of Neogen Corporation failed to comply with the requirements of Section 16(a).

Other Actions

At this time, no other matter other than those referred to above is known to be brought before the meeting. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matter.

Notice of Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 8, 2009. See http//www.neogen.com/Corporate/invest.html for a copy of the 2009 proxy statement and annual report.

Expenses of Solicitation

The cost of solicitation of proxies for the Annual Meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board of Directors

Richard R. Current

Secretary

September 1, 2009

EXHIBIT A

Neogen Corporation—Trading and Related Policies

Neogen Corporation’s policies with respect to trading in Company stock and related matters are as follows:

(1)	Disclosure of nonpublic information outside the Company is prohibited.

(2)	Discussions with analysts and investors and other similar interests are limited to the CEO, COO, CFO and investor relations personnel unless others are specifically assigned. All inquiries of this nature should be directed to one of the above individuals.

(3)	The Company will observe a quiet period during which there is to be no discussion of unreported historical financial information. This period is from the last day of any fiscal quarter to the time that financial information related to the quarter is released to the public.

(4)	Officers and directors are prohibited from buying or selling Company stock during the period from seven days before the end of any fiscal quarter until one trading day following the release of the information to the public.

(5)	If at any time the CEO or COO determines that trading in Company stock is inappropriate because of unannounced events such as acquisitions, divestitures or other matters that he concludes may have a significant effect on the stock price when announced, a prohibition from buying and selling Company stock by officers and directors (and if necessary other Company employees) may be implemented. This prohibition will be communicated by any method considered appropriate.

(6)	Officers and directors must be careful of active trading in the Company stock. Above all they should beware of short swing profits. These can come from purchases and sales or on sales and purchases. If you enter into any sale or purchase transaction, be very careful of a counter transaction within a 6-month period.

(7)	All rules apply to the officer or director and family with whom he or she lives.

(8)	No officers should purchase Company shares in the 401-k by payroll deduction. Purchase of shares in the Employee Stock Purchase Plan is not prohibited.

(9)	Accounting will file the required form 4 and any required form 5, but the officer or director needs to assure that accounting is notified of the trade in time to file the form on a timely basis (within 2 business days). Form 144 must be filed for sales by any board members. Filing of that form is the responsibility of the selling broker.

A-1

PROXY

NEOGEN CORPORATION

Annual Meeting of Shareholders – October 8, 2009

The undersigned hereby appoints James L. Herbert and Richard R. Current, and each of them, with full power to appoint his substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters which come before the annual meeting of shareholders of Neogen Corporation referred to above and at any adjournment of that meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS ARE MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS ON ANY MATTER NOT OTHERWISE COVERED HEREBY, INCLUDING SUBSTITUTION OF DIRECTOR NOMINEES, WHICH MAY COME BEFORE THE MEETING.

Please sign, date and mail your

proxy card back as soon as possible!

Annual Meeting of Shareholders

NEOGEN CORPORATION

October 8, 2009

Please Detach and Mail in Envelope Provided

☒	Please mark your vote as in this example.

THE BOARD OF DIRECTORS RECOMMENDS FOR THE LISTED NOMINEES AND PROPOSAL 2.

	FOR	WITHHELD
1. ELECTION OF DIRECTORS	☐	☐
Nominees:
Lon M. Bohannon
A. Charles Fischer
Richard T. Crowder, Ph.D.

To withhold authority to vote for any individual nominee(s) write his or their names in the following space:

2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

3. SHAREHOLDER PROPOSAL REGARDING MODIFICATION OF EXISTING TRADING POLICY.

FOR	AGAINST	ABSTAIN
☐	☐	☐

SIGNATURE(S)	TITLE

DATE                                 , 2009

NOTE: Please sign exactly as your name appears on this proxy. If signed for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.